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                                                                       EXHIBIT 4

                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT (this "Agreement") is effective as of the _____ day of _____, 1997, between UTI Energy Corp., a Delaware corporation ("UTI"), and Mark S. Siegel (the "Employee").

                             W I T N E S S E T H :

         WHEREAS UTI has adopted the UTI Energy Corp. 1996 Employee Stock Option Plan (the "Plan"); and

         WHEREAS, the Employee is currently an employee of UTI, and UTI desires to encourage the Employee to remain in UTI's service and, as an inducement thereto, has determined to grant to the Employee pursuant to the Plan the option provided for herein.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, UTI and the Employee hereby agree as follows:

         1. Grant. (a) Effective as of ________, 1997 (the "Date of Grant"), UTI hereby grants to the Employee pursuant to the terms and conditions of the Plan an option (the "Option") to purchase ______ shares of the Company's Common Stock, $.001 par value ("Common Stock"), at a price of $_____ per share (the "Option Price"). The Option is subject to the terms and provisions of the Plan, which are hereby incorporated herein by reference. The Option shall be a non-statutory option (as defined in the Plan). The Option shall be exercisable immediately.

         2. Changes in UTI's Capital Structure. (a) The existence of the Option shall not affect in any way the right or power of UTI or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in UTI's capital structure or its business, or any merger or consolidation of UTI, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of UTI, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         (b) The number of shares of Common Stock subject to the Option, the Option Price and the securities issuable and other property payable upon exercise of the Option shall be subject to adjustment as provided in the Plan.

         3. Exercise of Options. The Option may be exercised from time to time as to the total number of shares that may then be issuable upon the exercise thereof or any portion thereof in the manner and subject to the limitations provided for in the Plan and in Section 1 hereof.

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         4.      Assignment.  The Option may not be transferred or assigned in any manner by the Employee except by will or the laws of descent and distribution, and shall be exercisable during the Employee's lifetime only by him.

         5. Requirements of Law. UTI shall not be required to sell or issue any shares on the exercise of the Option if the issuance of such shares shall constitute a violation by the Employee or UTI of any provisions of any law or regulation of any governmental authority. The Option shall be subject to the requirements that, if at any time the Board of Directors of UTI or the committee of the Board of Directors of UTI administering the Plan (the "Committee") shall determine that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. If required at any time by the Board of Directors or the Committee, the Option may not be exercised until the Employee has delivered an investment letter to UTI. In addition, specifically in connection with the Securities Act of 1933 (as now in effect or hereafter amended), upon exercise of the Option, UTI shall not be required to issue the underlying shares unless the Committee has received evidence satisfactory to it to the effect that the Employee will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Committee has been received by UTI to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. In the event the shares issuable on exercise of the Option are not registered under the Securities Act of 1933, UTI may imprint on the certificate for such shares the following legend or any other legend which counsel for UTI considers necessary or advisable to comply with Securities Act of 1933:

                 The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for such sale or transfer.

         UTI may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933. UTI shall not be obligated to take any other affirmative action in order to cause the exercise of the Option or the issuance of shares of Common Stock pursuant thereto to comply with any law or regulation of any governmental authority.

         6. Termination. The Option, to the extent it shall not previously have been exercised, shall terminate on the earlier of the following:





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                 (a)      One day less than three months after the date of the
         severance, upon severance of the employment relationship between UTI and the Employee, whether with or without cause, for any reason other than the death, disability or retirement of the Employee, during which period the Employee shall be entitled to exercise the Option in respect of the number of shares that the Employee would have been entitled to purchase had the Employee exercised the Option on the date of such severance of employment;

                 (b) On the last day within the one year period commencing on the date on which the Employee ceases to be in the employment of UTI because of disability, during which period the Employee shall be entitled to exercise the Option in respect to the number of shares that the Employee would have been entitled to purchase had the Employee exercised the Option on the date of severance because of disability;

                 (c) On the last day within the one year period commencing on the date of the Employee's death while in the employment of UTI, during which period the executor, administrator or any person or persons to whom the Option may be transferred by will or the laws of descent and distribution, shall have the right to exercise the Option in respect of the number of shares that the Employee would have been entitled to purchase had the Employee been alive on such date;

                 (d) On the last day within the one year period commencing on the date on which the Employee retires in accordance with provisions of UTI's then existing policies regarding retirement as applied by the Committee, during which period the Employee or, if the Employee should die within such one year period, the Employee's executor or administrator or the person or persons to whom the Option shall have been transferred by the Employee's will or the laws of descent and distribution, shall be entitled to exercise the Option in respect of the number of shares that the Employee would have been entitled to purchase as of the date of such retirement; and

                 (e)      On __________, 2002.

         7. Amendment. This Agreement may not be changed, amended or modified except by an agreement in writing signed on behalf of each of the parties hereto.

         8. No Rights as a Stockholder. The Employee shall not have any rights as a stockholder with respect to any shares of Common Stock issuable upon the exercise of the Option until the date of issuance of the stock certificate or certificates representing such shares following the Employee's exercise of the Option pursuant to its terms and conditions and payment for such shares. Except as otherwise provided in the Plan, no adjustment shall be made for dividends or other distributions made with respect to the Common Stock the record date for the payment of which is prior to the date of issuance of the stock certificate or certificates representing such shares following the Employee's exercise of the Option.





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         9.      Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Pennsylvania. Any invalidity of any provision of this Agreement shall not affect the validity of any other provision.

         10. Notices. All notices, demands, requests or other communications hereunder shall be in writing and shall be deemed to have been duly made or given if mailed by registered or certified mail, return receipt requested. Any such notice mailed to UTI shall be addressed to its principal executive office at 485 Devon Park Drive, Suite 112, Wayne, Pennsylvania 19087, and any notice mailed to the Employee shall be addressed to the Employee's residence address as it appears on the books and records of UTI or to such other address as either party may hereafter designate in writing to the other.

         11. Employment Obligation. The granting of the Option by UTI to the Employee shall not impose upon UTI any obligation to employ or continue to employ the Employee; and the right of UTI to terminate the employment of the Employee with UTI shall not be diminished or affected by reason of the grant of the Option to the Employee pursuant to this Agreement.

         12. Binding Effect. This Agreement shall, except as otherwise provided to the contrary in this Agreement or in the Plan, inure to the benefit of and bind the successors and assigns of UTI. This Agreement shall, except as otherwise provided to the contrary in this Agreement or in the Plan, inure to the benefit of and bind the heirs, executors, administrators and legal representatives of the Employee.





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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above mentioned.

                                        UTI ENERGY CORP.



                                        By:
                                           -------------------------------------
                                                      Vaughn E. Drum
                                           President and Chief Executive Officer


                                           -------------------------------------
                                                      Mark S. Siegel





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